 EXHIBIT 99.1

GENERAL FINANCE CORPORATION APPOINTS JEFFREY A. KLUCKMAN

EXECUTIVE VICE PRESIDENT OF GLOBAL BUSINESS DEVELOPMENT

PASADENA, CA – December 20, 2017 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand, today announced that effective January 1, 2018, Jeffrey Kluckman will be appointed the Executive Vice President of Global Business Development of General Finance Corporation (the “Company”).

Mr. Kluckman, age 57, will be responsible for all aspects of the Company’s global acquisitions, but also, in coordination with the Company's Chairman and Chief Executive Officer, input into the Company’s strategic plan and vision. Mr. Kluckman reports directly to the Company’s Chief Executive Officer.

“We have worked with Jeffrey for the past two decades and he has been an important part of our growth strategy and value creation,” said Ronald Valenta, the Company’s Chairman. “His successful acquisition history is unparalleled in the portable services and equipment rental sectors. Jeffrey carries much respect in the industry and amongst our competitors. We look forward to his continued input and high level of performance.”

“I am very fortunate to work with such great people at GFN. Together with everyone’s support, I have been able to close 150 accretive transactions in my career representing approximately $700 million of capital,” said Jeffrey Kluckman.

Mr. Kluckman has 20 years’ experience in the rental services sector, including the mobile storage, modular space and equipment rental industries. He joined the Company as the Executive Vice President, Business Development in September 2011. Prior to joining the Company, he held the role of vice president of mergers and acquisitions for portable storage solutions provider Mobile Mini, Inc. and, earlier, similar positions with Mobile Services Group, Inc., which was acquired by Mobile Mini in 2008, and RSC Equipment Rental, Inc. Mr. Kluckman received an accounting degree from Northern Illinois University.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned subsidiary Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223